Exhibit 4.4
CONFORMED COPY
     THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), is dated as of October 23, 2009, by and between WebMD Health Corp., a Delaware corporation (“WebMD”), and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), under the Indenture referred to below. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Indenture.
WITNESSETH:
     WHEREAS, HLTH Corporation (formerly known as “Emdeon Corporation” and, prior to that, as “WebMD Corporation”), a Delaware corporation (“HLTH”), and the Trustee are parties to an Indenture, dated as of June 25, 2003 (the “Original Indenture,” and as amended by this First Supplemental Indenture, the “Indenture”), providing for the issuance of HLTH’s 1.75% Convertible Subordinated Notes due 2023 in the aggregate principal amount of $350,000,000 (the “Securities”), $264,583,000 of which are currently outstanding and $85,417,000 of which have previously been repurchased by HLTH and retired;
     WHEREAS, HLTH has entered into an Agreement and Plan of Merger, dated as of June 17, 2009, with WebMD (the “Merger Agreement”), pursuant to which (i) HLTH will merge with and into WebMD, with WebMD continuing as the surviving entity (the “Merger”) and (ii) each issued and outstanding share of common stock of HLTH, par value $0.0001 per share (“HLTH Common Stock”) shall be converted into the right to receive 0.4444 shares of common stock, par value $.01 per share, of WebMD (“WebMD Common Stock”);
     WHERAS, at the effective time of the Merger (the “Effective Time”), pursuant to the Merger Agreement and the applicable provisions of the Delaware General Corporation Law, all the property, rights, privileges, powers and franchises of HLTH shall vest in WebMD, as the surviving company in the Merger, and all debts, liabilities, obligations, restrictions, disabilities and duties of HLTH shall become the debts, liabilities, obligations, restrictions, disabilities and duties of WebMD;
     WHEREAS, in accordance with Section 5.01 of the Original Indenture, it is required that in connection with the Merger, WebMD execute and deliver to the Trustee a supplemental indenture that provides that WebMD assumes all the obligations of HLTH under the Securities and the Indenture and, in accordance with Section 9.01 of the Original Indenture, WebMD (as successor by merger to HLTH) and the Trustee may enter into such supplemental indenture without the consent of any Securityholder; and
     WHEREAS, in accordance with Section 10.12 of the Original Indenture, it is required that in connection with the Merger, WebMD execute and deliver to the Trustee a supplemental indenture that provides that, from and after the Effective Time, each $1,000 principal amount of Securities shall be convertible, in accordance with the applicable provisions of the Original Indenture, into the number of shares of WebMD Common Stock that a holder of a number of shares of HLTH Common Stock equal to the conversion rate immediately prior to the Merger would have been entitled to receive in the Merger and, in accordance with Section 9.01 of the Original Indenture, WebMD and the Trustee may enter into such supplemental indenture without the consent of any Securityholder.
     NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, WebMD and the Trustee mutually covenant and agree for the equal and ratable benefit of the Securityholders as follows:

     SECTION 1. Substitution of WebMD, as Successor by Merger, for HLTH. Pursuant to Sections 5.01 and 5.02 of the Original Indenture, (a) WebMD shall become, as of the Effective Time, the successor to, and be substituted for, HLTH for all purposes of the Indenture and the Securities; and (b) WebMD hereby assumes, as of the Effective Time, every duty and obligation of HLTH under the Original Indenture and the Securities with the same effect as if WebMD had been named as the “Company” in the Original Indenture. From and after the Effective Time, the Trustee and the Securityholders shall be entitled to enforce the obligations of HLTH against WebMD, and WebMD shall be entitled to exercise the rights and powers of HLTH, as if it were the issuer of the Securities under the Indenture, consistent with the terms of this First Supplemental Indenture.
     SECTION 2. Conversion of Securities. In accordance with Section 10.12 of the Original Indenture, from and after the Effective Time, each $1,000 principal amount of Securities shall be convertible, during any period in which such Securities shall be convertible as specified in the Original Indenture, into the number of shares of WebMD Common Stock that a holder of a number of shares of HLTH Common Stock equal to the conversion rate immediately prior to the Merger would have been entitled to receive in the Merger (which, for the avoidance of doubt, shall be equal to 28.8759 shares of WebMD Common Stock per $1,000 principal amount of Securities and shall result in a “Conversion Price” of approximately $34.63).
     SECTION 3. Notices. Pursuant to Section 12.02 of the Original Indenture, the address for providing notices to the Company is hereby changed to:
WebMD Health Corp.
111 Eighth Avenue
New York, New York 10011
Attention: General Counsel
Facsimile: (212) 624-3773
Email: dwamsley@webmd.net
     SECTION 4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Original Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of a Security heretofore or hereafter authenticated and delivered shall be bound hereby. The provisions of this First Supplemental Indenture shall supersede the provisions of the Original Indenture to the extent the Original Indenture is inconsistent herewith.
     SECTION 5. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 6. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed by the Trustee by reason of this First Supplemental Indenture. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
     SECTION 7. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart by facsimile shall be effective as delivery of a manually executed counterpart thereof.
     SECTION 8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction of this First Supplemental Indenture.
     IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

WEBMD HEALTH CORP.
By:	/s/ Mark D. Funston
	Name:	Mark D. Funston
	Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON (FORMERLY KNOWN AS THE BANK OF NEW YORK), not in its individual capacity, but solely as Trustee
By:	/s/ Christopher Greene
	Name:	Christopher Greene
	Title:	Vice President

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